Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
March 26, 2008
TEPPCO Partners, L.P.
1100 Louisiana Street, Suite 1600
Houston, Texas 77002

RE:	TEPPCO PARTNERS, L.P.; OFFERING OF SENIOR NOTES
Ladies and Gentlemen:
          TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), TE Products Pipeline Company, LLC, a Texas limited liability company (“TE Products Pipeline”), TCTM, L.P., a Delaware limited partnership (“TCTM”), TEPPCO Midstream Companies, LLC, a Texas limited liability company (“TEPPCO Midstream”), and Val Verde Gas Gathering Company, L.P., a Delaware limited partnership (together with TE Products Pipeline, TCTM and TEPPCO Midstream, the “Subsidiary Guarantors”) have engaged us to render the opinion expressed below in connection with the offering of (i) $250,000,000 aggregate principal amount of the Partnership’s 5.90% Senior Notes due 2013 (the “2013 Notes”), (ii) $350,000,000 aggregate principal amount of the Partnership’s 6.65% Senior Notes due 2018 (the “2018 Notes”) and (iii) $400,000,000 aggregate principal amount of the Partnership’s 7.55% Senior Notes due 2038 (together with the 2013 Notes and the 2018 Notes, the “Notes”). The Notes are to be guaranteed by the Subsidiary Guarantors (together with the Notes, the “Securities”). In connection therewith, we have prepared the discussion (the “Discussion”) set forth under the caption “Certain United States Federal Income Tax Considerations” in the prospectus supplement relating to the Securities dated March 24, 2008 (the “Prospectus Supplement”), which accompanies the prospectus dated November 3, 2003 (the “Prospectus”).
          We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date thereof, subject to the assumptions, qualifications, and limitations set forth therein.
          In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Prospectus and the Prospectus Supplement, (ii) certain other filings made by the Partnership with the Securities and Exchange Commission and (iii) other information provided to us by the Partnership.
          We hereby consent to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K dated March 24, 2008. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the provisions of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.